Exhibit 10.1
ALNYLAM PHARMACEUTICALS, INC.
Restricted Stock Unit Award Agreement
for Non-employee Directors (“Agreement”)
Granted Under the Amended and Restated 2018 Stock Incentive Plan
Name of Grantee:    %%FIRST_NAME%-% %%LAST_NAME%-%
No. of Restricted Stock Units:    %%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Grant Date:    %%OPTION_DATE,’Month DD, YYYY’%-%
Pursuant to the Alnylam Pharmaceuticals, Inc. Amended and Restated 2018 Stock Incentive Plan, as amended through the date hereof (the “Plan”), Alnylam Pharmaceuticals, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (this “Award”) to the Grantee named above on the Grant Date. Each Restricted Stock Unit shall relate to one share of common stock, par value $0.01 per share (the “Stock”), of the Company.
1.    Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.    Vesting of Restricted Stock Units. The restrictions and conditions of Section 1 of this Agreement shall lapse on the Vesting Date specified below so long as the Grantee continues to provide services to the Company as an Eligible Participant (as defined below) from the Grant Date through the Vesting Date.
The Award will become fully vested upon the earliest to occur of (a) the first anniversary of the Grant Date (the “Scheduled Vesting Date”), (b) the date of any earlier retirement or resignation of the Grantee other than for cause, provided that such date of retirement or resignation occurs no more than 90 days prior to the Scheduled Vesting Date and (c) the Grantee’s death (such earliest date, the “Vesting Date”).
Notwithstanding the foregoing, this Award will also become fully vested in the event the Grantee becomes disabled (within the meaning of Section 22(e)(3) of the Code), or there is a Change in Control, in each case prior to the Scheduled Vesting Date and while the Participant is an Eligible Participant. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the Company’s form of change in control agreement on file with the Securities and Exchange Commission, as the same may be amended and in effect from time to time, and “Eligible Participant” shall mean that the Participant is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the
150033268_3

Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan.
The Committee may at any time accelerate the vesting of the Restricted Stock Units specified in this Section 2.
3.    Termination of Relationship with the Company. If the Grantee ceases to be an Eligible Participant for any reason prior to the Scheduled Vesting Date other than as set forth in Section 2 of this Agreement, all unvested Restricted Stock Units shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.    Issuance of Shares of Stock. As soon as practicable following the Vesting Date (but in no event later than two and one-half months after the end of the calendar year in which the Restricted Stock Units vest) and subject to Section 6 of this Agreement, the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2 of this Agreement, and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares of Stock.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 3 of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Tax Withholding. The Grantee understands that he or she (and not the Company) shall be responsible for his or her own tax liability arising from or due in connection with the grant or vesting of the Restricted Stock Units and/or the delivery of any Stock hereunder. The Company shall have no liability or obligation relating to the foregoing.
7.    Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the Award are intended to constitute arrangements that qualify for exemption from, or otherwise comply with, the requirements of Section 409A of the Code. If the Award is subject to the requirements of Section 409A of the Code, for purposes of the Award, all references to “termination of employment” or “cessation of being an Eligible Participant” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein).
8.    No Obligation to Continue Service Relationship. Nothing in this Agreement shall be deemed to create any obligation on the part of the Board to nominate the Grantee for reelection as a Director by the Company’s stockholders or give the Grantee any right to continue to serve as a Director or in any other service relationship with the Company.

9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

ALNYLAM PHARMACEUTICALS, INC

By:	/s/	Yvonne Greenstreet
Title: Chief Executive Officer
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

GRANTEE:
%%FIRST_NAME%-% %%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%ADDRESS_LINE_3%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-%
3